Exhibit 16.1

Kyle L. Tingle, CPA, LLC

February 13, 2013

Securities and Exchange· Commission

100 F Street, N.E.

Washington,. D.C.

Re: SaaSMAX, Inc.

File No.000-54504

Commissioners:

I have read Item 4.01 of the Form 8-K/A-2 dated February 13, 2013 of SaaSMAX, Inc.

(Commission Number 000-54504).

At this time, there are accounting disagreements on the financial statements filed with the

Securities and Commission on November 19, 2012. The Company Fi1ed Form 8-K/A-2

in rebuttal to our original Exhibit 16.1 response dated February 8, 2013.

We agree with the timeline of documentation included therein on communications between our firm and the Company and the differences of opinion between the two entities. As we had not opined or consented on any year end or interim filings of the registrant, we have no disagreements on the statements consented to by other registered accounting firms.

I am not in a position to agree or disagree with the statements contained therein in Item 4.01 regarding the engagement of another independent registered public accounting firm or the approval such engagement by the Board of Directors of the registrant.

Sincerely,

s/Kyle L. Tingle_________

Kyle L. Tingle CPA, LLC

3145 E. Warm Springs Rood. Svite 200 • Los Vegas, Nevada 89120 • PHONE: (702) 450-2200 • fP.,X: (702) 436-4218 E-MAIL:ktingle@kyletinglecpo.com